EXHIBIT 10.49

TEXT MARKED BY [ * * *] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

AND WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SPONSORED RESEARCH AND VACCINE PRODUCTION AGREEMENT

[GMP MANUFACTURING OF ICT-107 DENDRITIC CELL-BASED

VACCINE FOR GLIOBLASTOMA]

This Sponsored Research and Vaccine Production Agreement (“Agreement”) is made by and between The Trustees of the University of Pennsylvania, a Pennsylvania nonprofit corporation (“Institution”), with offices located at 3160 Chestnut Street, Suite 200, Philadelphia, PA, Philadelphia, PA 19104-6205, and ImmunoCellular Therapeutics, Ltd., a corporation organized and existing under the laws of California (“Sponsor”), having a place of business at 21900 Burbank Blvd., 3rd Floor, Woodland Hills, CA 91367.

This Agreement is effective as of the 1st day of January, 2011 (“Effective Date”).

RECITALS

WHEREAS, the parties entered into a Sponsored Research Agreement (“SRA”), having an effective date of 04/1/2010 and a total budget of $[***], to support research, process development, and validation work for the production of Sponsor’s ICT-107 dendritic cell based vaccine for the treatment of glioblastoma; and

WHEREAS, the parties executed Amendment No. 1 of the SRA (“Amendment”), having an effective date of 09/29/2010, to extend the term of the SRA by three (3) months at [***]; and

WHEREAS, the parties entered into an exclusive option agreement (“Option Agreement”), having an effective date of 03/01/2010 and a term of twelve (12) months, to permit Sponsor to conduct due diligence analysis of certain Institution Background Intellectual Property (as defined below) relating to the production and cryopreservation of dendritic cell vaccines with the intent of entering into license negotiations with Institution for certain Institution Background Intellectual Property; and

WHEREAS, the parties wish to extend their existing relationship(s) to further support research, process development, validation work, and the GMP production of ICT-107 dendritic cell vaccines for use in Sponsor’s IND-supported Phase II clinical trials; and

WHEREAS, the Sponsored Research (as defined below) contemplated by this Agreement is currently available on a limited basis from Institution, is of mutual interest and benefit to Institution and to the Sponsor, and will further Institution’s public mission as an academic institution in a manner consistent with its status as a non-profit, tax-exempt corporation;

WHEREAS, in furtherance of Sponsor’s exploitation of the rights granted pursuant to the Sponsored Research Agreement, the Amendment, and the Option Agreement, Sponsor desires to have Institution produce, and Institution desires to produce and supply certain dendritic cell vaccines for Sponsor in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, In consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. DEFINITIONS

1.1 “Background Intellectual Property” means any information, data, material, inventions, processes, protocols, methods, techniques, technologies, software, patents, or other items patentable or otherwise that are (i) owned or controlled by Institution prior to the Effective Date and (ii) made available by or on behalf of Institution hereunder solely for the conduct of the Sponsored Research, excluding Institution Materials.

1.2 “Field” means process development and GMP production of ICT-107 for use as a dendritic cell-based vaccine for glioblastoma.

1.3 “Institution Inventions” means all inventions or discoveries, whether or not patentable, conceived and/or reduced to practice solely by employees of Institution that arise during the Term of the Sponsored Research.

1.4 “Institution Materials” means standard operating procedures and forms of the Clinical Cell and Vaccine Production Facility (CVPF) of the Institution, including all parts, unmodified derivatives and unmodified progeny thereof, and related information disclosed by Institution being provided to Sponsor for the performance of the Sponsored Research in the Field during the Term.

1.5 “Joint Inventions” means all inventions or discoveries, whether or not patentable, conceived and/or reduced to practice jointly by employees and/or agents of Institution and by employees and/or agents of Sponsor that arise during the Term of the Sponsored Research.

1.6 “Principal Investigator” means Dr. Bruce Levine who has agreed to serve as faculty investigator for the Sponsored Research and shall be responsible for the conduct, supervision and administration of the Sponsored Research.

1.7 “Project Materials” means ICT-107 dendritic cell vaccines produced by the CVPF during the Term of the Sponsored Research.

1.8 “Research Results” means all data and information which are generated in the performance of the Sponsored Research during the Term of this Agreement. Research Results expressly excludes Background Intellectual Property, Institution Inventions, Institution Materials, Joint Inventions, and Sponsor Inventions.

1.9 “Sponsor Information” means all information, data, material and other items that are supplied to Institution by or on behalf of Sponsor for the purposes of conducting the Sponsored Research, excluding Research Results.

1.10 “Sponsor Inventions” means all inventions or discoveries, whether or not patentable, conceived and/or reduced to practice solely by employees of Sponsor relating to ICT-107 that arise during the Term of the Sponsored Research.

1.11 “Sponsor Option” is defined in Section 7.4.

1.12 “Sponsored Research” means the research program and GMP production of the ICT-107 dendritic cell vaccine as described in Attachment A to this Agreement.

1.13 “Term” is defined in Section 3.1.

2. SPONSORED RESEARCH

2.1 Institution shall commence the Sponsored Research after the Effective Date of this Agreement and upon payment by Sponsor of any funds owed, and shall use good faith efforts to conduct such Sponsored Research substantially in accordance with the terms and conditions of this Agreement. Sponsor acknowledges that Institution and the Principal Investigator shall have the freedom to conduct and supervise the Sponsored Research in a manner consistent with Institution’s educational and research missions.

2.2 If the services of the Principal Investigator become unavailable to Institution for any reason, Institution shall be entitled to designate another member of its faculty who is acceptable to Sponsor to serve as the Principal Investigator of the Sponsored Research. If a substitute Principal Investigator has not been designated within sixty (60) days after the original Principal Investigator ceases his or her services under this Agreement, either party may terminate this Agreement upon written notice thereof to the other party, subject to the provisions of Article 9.

2.3 Institution shall manufacture the Project Materials in compliance with all GMP practices and regulations. Institution shall deliver the Project Materials within the timeframes set forth in Attachment A.

3. TERM OF AGREEMENT

3.1 The Term of this Agreement shall begin on the Effective Date of this Agreement and shall end one (1) year following the Effective Date unless terminated sooner pursuant to Sections 2.2 or 9.1 hereof. This Agreement may be extended or renewed only by mutual written agreement executed by duly authorized representatives of the parties.

4. REIMBURSEMENT OF COSTS, PAYMENT

4.1 Sponsor shall reimburse Institution for an amount equal to its expenditures and reasonable overhead incurred in the conduct of the Sponsored Research in an amount not to exceed the total amount of $[***] as set forth in Attachment A. Sponsor acknowledges that this amount is a good faith estimate only and not a guarantee of the cost to conduct the Sponsored Research. If at any time Institution determines that it will require additional funds for the Sponsored Research due to a change in the scope of the Sponsored Research, it shall notify Sponsor and provide an estimate of the additional amount. Sponsor shall not be liable for any costs in excess of the amount of $[***] unless it has agreed in writing to provide additional funds.

4.2 Sponsor shall make payments in advance to Institution in accordance with the payment schedule set forth in Attachment A. All payments shall clearly identify the Principal Investigator and Sponsored Research. All payments are to be made by check payable in United States dollars, to “The Trustees of the University of Pennsylvania”, and sent to:

Office of Research Services

University of Pennsylvania

P-221 Franklin Building

3451 Walnut Street

Philadelphia, PA 19104-6205

Attention: Executive Director

23-1352685

Institution Tax Identification Number

4.3 Title to any equipment, laboratory animals, or any other materials made or acquired with funds provided under this Agreement shall vest in Institution (excluding Project Materials and ICT-107 formulations), and such equipment, animals, or materials shall remain the property of Institution following termination of this Agreement.

5. RECORDS AND REPORTS

5.1 Each party shall keep the other party reasonably informed of the progress of its obligations under the Sponsored Research by written reports on a regular basis in accordance with a schedule agreed to by the parties but not more frequently than once per month following the Effective Date. Principal Investigator shall maintain records of the results of the Sponsored Research and shall provide Sponsor with reports of the progress, results of the Sponsored Research, and the deliverables outlined in Attachment A. Institution shall maintain records of the use of the funds provided by Sponsor and shall make such records available to Sponsor upon reasonable notice during Institution’s normal business hours, but not more frequently than once per six (6) month period following the Effective Date.

6. RESEARCH RESULTS, REPORTS, OWNERSHIP OF INFORMATION, SPONSOR REPORTS

6.1 Sponsor shall have the right to use Research Results disclosed to Sponsor in records and reports and the Project Materials for any reasonable purpose, including regulatory submissions and the conduct of clinical trials. Institution shall be entitled to use the Research Results solely for its own academic research purposes, patenting, and publication as provided under Section 8. Research Results will be owned jointly by the parties. Principal Investigator shall not disclose Sponsor Confidential Information, or Sponsor Confidential Information contained within the deliverables whether generated by Institution or by Sponsor, to any party outside of the Institution without the prior written consent of Sponsor, except for patenting and publication as provided under Section 8.

6.2 Institution and the Principal Investigator hereby grant Sponsor a royalty-free, nontransferable, non-exclusive right to copy, reproduce and distribute any research reports furnished to Sponsor under this Agreement. Sponsor may not charge fees for said research reports, use said research reports for advertising or promotional activities, or alter or modify said research reports without the prior written permission of Institution.

6.3 Ownership of all right, title and interest in and to Sponsor Information and Project Materials shall reside solely with Sponsor. Ownership of all right, title and interest in and to Background Intellectual Property and Institution Materials shall reside with Institution. Except as specifically set forth in this Agreement, neither party shall acquire any license or other intellectual property interest, by implication or otherwise, in any information, know-how or materials disclosed to it under this Agreement or under any patents or patent applications owned or controlled by the other party. Background Intellectual Property and Institution Materials are considered proprietary to Institution. Sponsor shall not distribute or release the Background Intellectual Property or Institution Materials to any person who is not a Sponsor’s employee. Sponsor shall ensure that no one will be allowed to take or send the Background Intellectual Property or Institution Materials to any location other than Sponsor’s facility, unless prior written permission is obtained from the Principal Investigator at Institution.

6.4 Sponsor shall promptly report to Institution any findings from monitoring or safety reporting of this Sponsored Research or studies using the Research Results or Project Materials that could influence the conduct of the research or alter the IRB’s approval to continue the Sponsored Research.

7. INTELLECTUAL PROPERTY

7.1 It is recognized that the existing and/or previously (prior to the Effective Date) conceived inventions, discoveries and technologies of Sponsor and Institution are their separate property and are not affected by this Agreement. Institution shall promptly inform Sponsor in writing of the development, making, conception or reduction to practice of any Institution Inventions and any Joint Inventions and Sponsor shall promptly inform Institution in writing of the development, making, conception or reduction to practice of any Sponsor Inventions and any Joint Inventions. Inventorship of Institution Inventions, Joint Inventions, and Sponsor Inventions shall be determined in accordance with United States patent law. Ownership shall follow inventorship. Subject to the rights granted to the parties under Section 7.4, each party shall have the right to use, sell, keep, license or assign its interest in Joint Inventions without the consent of and without accounting to the other party.

7.2 Principal Investigator shall provide Institution and Sponsor a written disclosure of any Institution Inventions and Joint Inventions reasonably considered patentable. Sponsor shall advise Institution in writing, no later than thirty (30) days after receipt of such disclosure, whether it requests Institution to file and prosecute patent applications related to such Institution Inventions and/or Joint Inventions. If Sponsor does not request Institution to file and prosecute such patent applications, Institution may proceed with such preparation and prosecution at its own cost and expense; but such patent applications shall be excluded from Sponsor’s option under Section 7.5 hereof. Sponsor shall provide Institution with a written disclosure of any Joint Inventions and Sponsor Inventions.

7.3 Institution shall control the preparation and prosecution of all patent applications and the maintenance of all patents related to Institution Inventions and Joint Inventions. With regard to any patent applications filed at the request and expense of Sponsor, Institution will consult with Sponsor on patent prosecution. Sponsor shall reimburse Institution upon receipt of invoice for all documented expenses incurred in connection with the filing and prosecution of the patent applications and maintenance of the patents that Sponsor has requested Institution to prosecute under Section 7.2 hereof.

7.4 In consideration of Sponsor’s funding of the Sponsored Research and payment for intellectual property expenses as provided for in Section 7.3, Institution grants Sponsor an exclusive option (the “Sponsor Option”) to negotiate to acquire an exclusive, worldwide, sublicensable license in the Field to practice under the Background Intellectual Property, Institution Inventions, and Institution’s ownership interest in the Joint Inventions on commercially reasonable terms to be negotiated in good faith by the parties. If Sponsor and Institution fail to execute a license agreement within six (6) months after disclosure of the Background Intellectual Property, Institution Inventions, and/or Joint Inventions to Sponsor, or if Sponsor fails to make payment for intellectual property expenses as provided for in Section 7.3, Institution shall be free to license the Background Intellectual Property, Institution Inventions and Institution’s ownership interest in the Joint Inventions to any party upon such terms as Institution deems appropriate, without any further obligation to Sponsor.

7.5 Any license granted to Sponsor pursuant to Section 7.4 hereof shall be subject to Institution’s right to use and permit other non-profit organizations to use Background Intellectual Property, Institution Inventions and Joint Inventions for educational and research purposes and, if applicable, to the rights of the United States government reserved under Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. 200-212, and any regulations issued thereunder.

8. CONFIDENTIALITY, PUBLICATION, USE OF NAME

8.1 Institution shall not be obligated to accept any confidential information from Sponsor. If Sponsor desires to furnish any confidential information to the Principal Investigator, Sponsor may request the Principal Investigator to sign the “Agreement between Sponsor and Principal Investigator concerning Sponsor’s Confidential Information” that is attached as Attachment B. Institution bears no responsibility for maintaining the confidentiality of any confidential information of Sponsor provided under such an individual agreement.

8.2 In order to preserve the patentability of Background Intellectual Property, Institution Inventions, Institution Materials, and Joint Inventions, Sponsor shall maintain Background Intellectual Property, Institution Inventions, Institution Materials and Joint Inventions and information provided pursuant to the Sponsored Research (whether oral or written) as confidential and shall not disclose such information to any third party until the publication of such information by the Principal Investigator or until Institution provides Sponsor with written verification that all desirable patentable inventions have been protected, whichever occurs sooner. The limitations set forth in this Section 8.2 shall not apply to any Research Results that Sponsor provides to any regulatory authority in connection with the clinical testing or commercialization of any ICT-107 based product.

8.3 Institution shall be free to publish, present or otherwise disclose Research Results or other information and material resulting from the Sponsored Research for any purpose, except that Institution shall not publish or otherwise publicly disclose any Sponsor Confidential Information or any Sponsor Confidential Information contained within the deliverables that will or have been filed by Sponsor on a confidential basis with any regulatory authority in connection with the clinical testing or commercialization of any ICT-107 based product. Institution shall furnish the Sponsor with a copy of any proposed disclosure, publication or presentation at least thirty (30) days in advance of the submission of said proposed disclosure, in order for Sponsor to review and comment on said proposed disclosure.

8.4 Institution shall not use Sponsor’s name without Sponsor’s prior written consent except that Institution may acknowledge Sponsor’s funding of this Sponsored Research and any scientific contributions in scientific publications and in listings of sponsored research projects. Sponsor shall not use Institution’s name, mark or symbol, or the name of any trustee, officer, faculty member, student or employee thereof, without Institution’s prior written consent, provided, that Sponsor may disclose or file a copy of this Agreement with any applicable securities regulatory agency or securities exchange if Sponsor’s counsel determines that such filing or disclosure is required.

8.5 Institution shall not manufacture for research and development or commercial purposes for itself or any third party during or at any time after the term of this Agreement any vaccine that is identical or substantially identical to ICT-107.

9. TERMINATION

9.1 In addition to the termination right set forth in Section 2.2 hereof, either party may terminate this Agreement effective upon written notice to the other party, if the other party breaches any of the terms or conditions of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice thereof. In the event of an incurable breach, the non-breaching party may terminate this Agreement effective immediately upon written notice to the breaching party.

9.2 In the event of termination of this Agreement prior to its stated term whether for breach or for any other reason whatsoever, Institution shall be entitled to retain from the payments made by Sponsor prior to termination Institution’s reasonable costs of concluding the work in progress, and Institution shall deliver to Sponsor all Project Materials produced through the date of termination. Allowable costs include, without limitation, all costs or noncancellable commitments incurred prior to the receipt, or issuance, by Institution of the notice of termination, and the full cost of each employee, student and faculty member supported hereunder through the end of such commitments. In the event of termination, Institution shall submit a final report of all costs incurred and all funds received under this Agreement within ninety (90) days after the effective termination date. The report shall be accompanied by a check in the amount of any excess of funds advanced over costs and allowable commitments incurred. In case of a deficit of funds, Sponsor shall pay Institution the amount needed to cover costs and allowable commitments incurred by Institution under this Agreement.

9.3 Termination of this Agreement shall not affect the rights and obligations of the parties accrued prior to termination hereof. The provisions of Article 4, entitled Reimbursement of Costs, Payment; Article 6, entitled Sponsor’s Rights in Research Results, Reports, Ownership of Information; Article 7, entitled Intellectual Property; Article 8 entitled Confidentiality, Publication, Use of Name; Article 10, entitled Disclaimer of Warranties, Indemnification, Insurance; and Article 11, entitled Additional Provisions, shall survive such termination.

10. DISCLAIMER OF WARRANTIES, INDEMNIFICATION, INSURANCE

10.1 INSTITUTION MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, WARRANTIES WITH RESPECT TO THE CONDUCT, COMPLETION, SUCCESS OR PARTICULAR RESULTS OF THE SPONSORED RESEARCH, OR THE CONDITION, OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE SPONSORED RESEARCH OR ANY BACKGROUND INTELLECTUAL PROPERTY, INSTITUTION INVENTIONS, JOINT INVENTIONS, INSTITUTION MATERIALS, PROJECT MATERIALS OR RESEARCH RESULTS OR THAT USE OF THE BACKGROUND INTELLECTUAL PROPERTY, INSTITUTION INVENTIONS, JOINT INVENTIONS, INSTITUTION MATERIALS, PROJECT MATERIALS OR RESEARCH RESULTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHT OF A THIRD PARTY. INSTITUTION SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL, PUNITIVE OR OTHER DAMAGES SUFFERED BY SPONSOR OR ANY OTHER PERSON RESULTING FROM THE SPONSORED RESEARCH OR THE USE OF ANY BACKGROUND INTELLECTUAL PROPERTY RIGHTS, INSTITUTION INVENTIONS, JOINT INVENTIONS, INSTITUTION MATERIALS, PROJECT MATERIALS, RESEARCH RESULTS OR ANY PRODUCTS RESULTING THEREFROM.

10.2 Sponsor shall defend, indemnify and hold harmless Institution, the Principal Investigator and any of Institution’s faculty, students, representative and employees, trustees, officers, affiliates and agents (hereinafter referred to collectively as the “Indemnified Persons”) from and against any and all liability, claims, lawsuits, losses, damages, costs or expenses (including, without limitation attorneys’ fees for personal injury (including death) or economic loss arising out of or connected with performance of the Sponsored Research or clinical trials performed using materials produced for Sponsor under this Agreement, including the use by Sponsor or Sponsor’s clinical sites of Research Results and/or Project Materials), which the Indemnified Persons may hereafter incur, or be required to pay as a result of Sponsor’s or Sponsor’s clinical sites use of the results of Sponsored Research or any Background Intellectual Property, Institution Inventions, Institution Materials, Joint Inventions, Project Materials or Research Results or as a result of any breach of this Agreement or any act or omission of Sponsor, its employees, affiliates, contractors, licensees or agents. Institution shall notify Sponsor upon learning of the institution or threatened institution of any such liability, claims, lawsuits, losses, damages, costs and expenses and Institution shall cooperate with Sponsor in every proper way in the defense or settlement thereof at Sponsor’s request and expense. Sponsor shall not dispose or settle any claim admitting liability on the part of the Institution without Institution’s prior written consent.

10.3 INSURANCE. Sponsor shall maintain during the performance of this Agreement a policy or policies of comprehensive general liability insurance at levels sufficient to support the indemnification obligations in this Agreement. This includes broad form and contractual liability and product liability, in a minimum amount of $3,000,000 combined single limit per occurrence and in the aggregate with respect to personal injury, bodily injury and property damage. Sponsor will provide Institution with a certificate of insurance evidencing such coverage at the request of Institution.

11. ADDITIONAL PROVISIONS

11.1 No rights hereunder may be assigned by either party, directly or by merger or other operation of law, without the express written consent of the other party. Any prohibited assignment of this Agreement or the rights hereunder shall be null and void. No assignment shall relieve a party of responsibility for the performance of any accrued obligations, which it has prior to such assignment.

11.2 A waiver by either party of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

11.3 Nothing herein shall be deemed to establish a relationship of principal and agent between Institution and Sponsor, nor any of their agents or employees, nor shall this Agreement be construed as creating any form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their permitted assigns, any benefits, rights or remedies.

11.4 Notices, statements, reports and other communications under this Agreement shall be in writing and shall be deemed to have been received as of the date dispatched if sent by public overnight courier (e.g., Federal Express) and addressed as follows:

If to Institution:

Office of Research Services

University of Pennsylvania

P221 Franklin Building

3451 Walnut Street

Philadelphia, PA 19104-6205

Attn.: Executive Director

Center for Technology Transfer

University of Pennsylvania

3160 Chestnut Street, Suite 200

Philadelphia, PA 19104

Attn: Executive Director

If to Principal Investigator:

Bruce Levine, PhD

M6.40 Maloney

3400 Spruce Street

Philadelphia, PA 19104

If to Sponsor:

ImmunoCellular Therapeutics, Ltd.

21900 Burbank Blvd., 3rd Floor

Woodland Hills, CA 91367

(818) 992-2907

ATTN: CEO

11.5 This Agreement shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to conflict of law provisions. The parties hereby submit to the exclusive jurisdiction of and venue in any state or federal courts located within the Eastern District of Pennsylvania with respect to any and all disputes concerning the subject of this Agreement. The parties agree that the provisions of this Agreement are intended to be interpreted and implemented so as to comply with all federal, state and local laws, rules and regulations applicable to the Institution, including, without limitation, Internal Revenue Service requirements regarding the avoidance of unrelated business income and appropriate use of the proceeds of tax exempt bonds. If it is determined by the Internal Revenue Service or any other federal, state or local agency, department or instrumentality that the provisions of this Agreement are not in compliance with laws, rules and regulations applicable to Institution or that performance by Institution under this Agreement would not be in compliance with such, then the parties agree to modify the provision and the implementation of this Agreement so as to be in compliance with all applicable federal, state and local laws, rules and regulations as determined by such governmental body.

11.6 Institution and Sponsor shall not discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or because he or she is a disabled veteran or veteran of the Vietnam Era.

11.7 Neither party shall be liable for any failure to perform as required by this Agreement to the extent such failure to perform is due to circumstances reasonably beyond such party’s control, including, without limitation, labor disturbances or labor disputes of any kind, accidents, failure of any governmental approval required for full performance, civil disorders or commotions, terrorism, acts of aggression, acts of God, energy or other conservation measures imposed by law or regulation, explosions, failure of utilities, mechanical breakdowns, material shortages, disease, or other such occurrences.

11.8 Sponsor shall comply with all laws, regulations and other legal requirements applicable to Sponsor in connection with this Agreement, including but not limited to any legal requirements applicable to Sponsor’s use of the results of the Sponsored Research or any Background Intellectual Property, Institution Inventions, Institution Materials, Joint Inventions or Research Results and laws controlling the export of technical data, computer software, laboratory prototypes, and all other export controlled commodities.

11.9 This Agreement inclusive of its Attachments embodies the entire understanding between the parties relating to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral. This Agreement may not be varied except by a written document signed by duly authorized representatives of both parties.

IN WITNESS WHEREOF, the duly authorized representatives of the parties hereby execute this Agreement as of the date first written above.

The Trustees of the University of Pennsylvania		ImmunoCellular Therapeutics, Ltd.

By:	/s/ John Swartley	By:	/s/ Manish Singh
Name:	John Swartley, Ph.D.	Name:	Manish Singh, Ph.D.
Title:	Deputy Executive Director	Title:	President & CEO
Center for Technology Transfer

Date:	December 21, 2010	Date:	Jan 3, 2011

I have read and agreed to the responsibilities of the Principal Investigator:

By:	/s/ Bruce Levine

Date:	December 23, 2010

Attachment A

Summary of Sponsored Research

[***]

Attachment B

Sponsor Confidential Information

The free publication and dissemination of research results and information is an essential and long-standing policy of the University of Pennsylvania (“Institution”). Because of the negative impact confidentiality obligations can have on the educational mission of the Institution and the free communication of research results, the Institution does not undertake to keep proprietary information provided by a commercial sponsor confidential. Under certain circumstances, however, the Institution recognizes that an Institution principal investigator (the “Principal Investigator”) under a commercially sponsored research program may desire to receive confidential and proprietary information of the commercial sponsor (“Sponsor”) that the Principal Investigator considers essential for the conduct of the research program. Accordingly, the Institution will permit the Principal Investigator to accept confidential information of a Sponsor under the terms and conditions of the agreement between the Sponsor and Principal Investigator stated below.

Agreement between Sponsor and Principal Investigator

Concerning Sponsor Confidential Information

In connection with research to be conducted at the Institution sponsored by ImmunoCellular Therapeutics, Ltd.,(“Sponsor”) and relating to process development work and validation work for ICT-107 (the “Sponsored Research”), Sponsor desires to provide Dr. Bruce Levine (“Principal Investigator”) with certain information that Sponsor considers confidential.

1.	For purposes of this Agreement, “Confidential Information” means only confidential information of Sponsor related to the Sponsored Research that is disclosed to the Principal Investigator by Sponsor in writing and conspicuously marked as confidential and proprietary at the time of disclosure, or, if disclosed visually or orally, is stated to be confidential and proprietary at the time of disclosure and confirmed by a written summary describing the information in reasonable detail delivered by Sponsor to Principal Investigator within seven (7) days after disclosure. Notwithstanding anything to the contrary contained in this Agreement or the markings on any document disclosed by Sponsor, Confidential Information does not include:

(a)	subject to the limitations set forth in Section 8.3 of the Sponsored Research Agreement between Sponsor and Institution, information that is reasonably required by scientific standards for publication of the Sponsored Research, or any information that is necessary for other scholars to verify the results of the Sponsored Research;

(b)	information that is in the public domain at the time Sponsor discloses it to Principal Investigator or that thereafter enters the public domain through no fault of Principal Investigator;

(c)	information that was known to Principal Investigator or to the Institution before the date Sponsor discloses it to Principal Investigator, or that becomes known to Principal Investigator or the Institution through a third party having an apparent bona fide right to disclose the information;

(d)	information that is independently developed by Institution personnel;

(e)	information that is disclosed by Principal Investigator or the Institution in accordance with the terms of Sponsor’s written approval;

(f)	information that is required to be disclosed for compliance with any Federal, state or local law or regulation, or required to be disclosed by a court of law or governmental authority, provided that the disclosing party provides Sponsor reasonable prior written notice of such disclosure.

2.	The Principal Investigator retains the right to refuse to accept any Confidential Information that the Principal Investigator does not consider to be essential to the performance of the Sponsored Research or that the Principal Investigator believes to be improperly designated as Confidential Information.

3.	In the event the Principal Investigator does accept any Confidential Information, for a period of five (5) years after Principal Investigator’s acceptance of Confidential Information, Principal Investigator agrees to use efforts no less than those Principal Investigator employs with respect to Principal Investigator’s own confidential information:

(a)	not to disclose the Confidential Information to third parties without Sponsor’s consent to such disclosure; and

(b)	to use the Confidential Information only in furtherance of the Sponsored Research.

4.	Sponsor specifically acknowledges its understanding that the Principal Investigator’s efforts hereunder will not necessarily conform to prevailing commercial standards for the protection of confidential and proprietary information. Sponsor expressly agrees that the Institution shall not be liable for any disclosure of Sponsor’s Confidential Information.

5.	This Agreement sets forth the entire understanding of Sponsor and Principal Investigator with respect to the subject matter hereof, supersedes any prior agreement between Sponsor and Principal Investigator, and there are no other understandings or agreements, written or oral, between them relating to such subject matter. The Agreement may not be changed or supplemented in any way except by a written agreement duly executed by both Sponsor and Principal Investigator and approved by the Institution. This Agreement shall be governed by, enforced, and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to its principles of conflict of laws.

Sponsor		Principal Investigator

/s/ Manish Singh		/s/ Bruce Levine

Date:	Jan. 3, 2011	By	December 23, 2010